SECOND ADDENDUM TO THE DEBENTURES

     This Second Addendum to the Debentures (this "Second Addendum"), dated as of March _, 2003 (the "Second Modification Date"), is made by and among Visual Bible International, Inc., a Florida corporation (the "Corporation") and each Lender signatory hereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Debentures and/or in the First Addendum (as hereinafter defined).

                              RECITALS:

     A. The Corporation has executed and delivered a Debenture to each of Augusta Holding, Inc., Arthur Kleinstein, Zivojin Maznic, Ronald Prosserman, Red Brook Developments Limited ("Red Brook"), Beverly Reisman, Ruth Reisman Limited and George N. Steels (collectively, the "Group A Lenders") and AGF Growth Equity Fund, GWL Growth Equity Fund, London Life Growth Equity Fund, IG AGF Diversified Growth Fund, IG AGF Diversified Growth Class, Patrick McDougall and Stanley Nashen (collectively, the Group B Lenders"). Hereinafter the Group A Lenders and the Group B Lenders are collectively referred to as Lenders.

     B. The Corporation and the Lenders have executed and delivered an Addendum To The Debentures (the "First Addendum") dated as of February 17, 2003.

     C. The Book of John, Inc. (hereinafter, "TBJ" or the "Canadian Co Producer") is an Ontario, Canada corporation and is a wholly owned Subsidiary of Visual Bible International (Canada), Inc. ("VBI Canada"). VBI Canada is an Ontario, Canada corporation and is a wholly owned Subsidiary of the Corporation. TBJ is currently negotiating a Production credit facility (the "RBC Facility") with Royal Bank of Canada ("RBC"), but TBJ does not expect the RBC Facility to be concluded prior to the Second Modification Date.

     D. In order to fund certain capital requirements of TBJ associated with the Production prior to the conclusion by TBJ of the RBC Facility, Red Brook has agreed, in connection herewith, to purchase an additional Debenture (the "Second Red Brook Debenture").
 The Second Red Brook Debenture is in substantially the same form of the Initial Funding Debentures, and the Second Red Brook Debenture shall be deemed to have been modified by the First Addendum in the same manner as the Initial Funding Debentures were modified thereby. A copy of the Second Red Brook Debenture is attached hereto as Exhibit ___.

     E. The Corporation and Red Brook desire to further amend certain terms of the Second Red Brook Debenture as set forth in this Second Addendum.

     F. The Corporation and the Lenders have agreed to further modify all of the Debentures (including the Second Red Brook
Debenture) in accordance with the terms of this Second Addendum.

                             AGREEMENTS:

     In consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Modifications exclusive to the Second Red Brook Debenture. The Corporation and Red Brook agree as follows:

      (a) Pursuant to the Second Red Brook Debenture, Red Brook is making a loan of $380,000 (the "Second Red Brook Debenture Maximum Principal Amount") to the Corporation on the date hereof. $295,000 of the Second Red Brook Debenture Maximum Principal Amount shall be considered a Production Advance under the Second Red Brook Debenture, and $95,000 of the Second Red Brook Debenture Maximum Principal Amount shall be considered an Interim Advance in accordance with the First Addendum. Red Brook shall have no further obligation to make Production Advances under the Second Red Brook Debenture.

      (b) The Corporation agrees, to the extent permitted by the RBC Facility, that it shall pay or it shall cause TBJ to repay Red Brook $95,000 (the "Red Brook Repayment") from the proceeds, if any, derived from the RBC Facility. The Red Brook Repayment shall be made by the Corporation pari passu with repayment of the Interim Advances under the First Addendum.

      (c) Red Brook shall have no obligation to make the Initial Marketing Advance or the Subsequent Marketing Advances under the Second Red Brook Debenture unless and until the Red Brook Repayment has been made by TBJ or the Corporation. At such time as the Red Brook Repayment is made in full, then the obligation of Red Brook to make the Initial Marketing Advance and the Subsequent Marketing Advances in the manner required under the Second Red Brook Debenture shall be reinstated up to the amounts set forth in the Second Red Brook Debenture.

      (d) The Lenders acknowledge the creation of the Second Red Brook Debenture, as same is modified by the terms of this Second Addendum, and that Red Brook shall be bound by, and shall be entitled to the benefits of, the provisions of the First Addendum as if such terms were set forth herein or in the Second Red Brook Debenture.

     2. Representations and Warranties. The representations and warranties of the Corporation as set forth in: (i) Section 3 of the Subscription Agreements, dated as of December 24, 2002, between the Corporation and the Group A Lenders and (ii) Section 6 of the Debentures, shall be true and correct in all material respects as of the date hereof.

     3.   Second Royalty Payments.

      (a) In consideration for (i) the agreement by Red Brook to make the loan represented by the Second Red Brook Debenture and (ii) the agreement by the Lenders to permit the further modification of the Debentures pursuant to this Second Addendum, the Corporation shall cause an additional royalty per DVD Unit sold to United States and Canadian Sources (the "Second Royalty") to be paid to the Lenders in the manner as set forth hereinafter and calculated as follows:

          (1)   If the Red Brook Repayment is made within ninety
     (90) days of the Second Modification Date, then the Second
     Royalty shall be equal to US$0.50 for each DVD Units sold; or

          (2)   If the Red Brook Repayment is not made within ninety
     (90) days of the Second Modification Date, then the Second Royalty shall be equal to US$4.00 for the first 25,000 DVD Units sold and US$0.50 for each DVD Unit sold after the first 25,000 of such DVD Units.

      (b) Once the amount of the Second Royalty is determined in accordance with paragraph 3.(a), the Corporation shall cause payment of the Second Royalty as follows:

          (1) All payments of the Second Royalty from the Second Royalty Retained Portion (as defined in paragraph 3.(b)(2), below) shall be made to each Lender in an amount (the "Second Pro Rata Royalty Portion") determined by multiplying (x) the Second Royalty Retained Portion by (y) the quotient resulting from the division of (i) the Existing Principal Amount advanced under a particular Lender's Debenture as of any particular payment date by (ii) the Existing Principal Amounts advanced under all of the Debentures (including the Second Red Brook Debenture) as of such payment date.

          (2) The Corporation agrees that it will cause, by an irrevocable instruction in the form attached hereto as Exhibit 3.(b)(2), to be sent to each Fulfillment Corporation utilized by the Corporation in connection with sales of the DVD Units from United States and Canadian sources to segregate a portion of the proceeds derived from the sale of each DVD Unit from United States and Canadian sources (the "Second Royalty Retained Portion") in the amount of Fifty United States Cents, or, in the event that proceeds of any such sale are in Canadian Dollars (the "Canadian Second Royalty Retained Portion"), then the Second Canadian Royalty Retained Portion shall be an amount of Canadian Dollars equal to the United States Dollar equivalent of Canadian Dollars necessary to pay the Second Royalties, and the Fulfillment Corporation shall be obligated to cause the Second Canadian Royalty Retained Portion to be converted into United States Dollars, and to pay each Lender therefrom such Lender's Additional Pro Rata Royalty Portion thereof (each such payment to Lender of Lender's Second Pro Rata Royalty Portion of the Second Royalty Retained Portion being defined as a "Second Royalty Fulfillment Payment"). The Corporation shall cause each Fulfillment Corporation so utilized by the Corporation to commence such Second Royalty Fulfillment Payments not later than the tenth day of the month commencing with the first month after receipt by each such Fulfillment Corporation of any proceeds derived from the sale of any DVD Unit from United States and Canadian sources, and such Second Royalty Fulfillment Payments shall continue to be made on the tenth day of each subsequent month thereafter until such time as the Fulfillment Corporation no longer derives any proceeds from the sale any DVD Unit from United States and Canadian sources. The Second Royalty Retained Portion shall be in addition to, and not in lieu of, the Royalty Retained Portion to be segregated pursuant to the First Addendum and the Unit Retained Portion required to be segregated pursuant to the terms of the Debentures.

          (3) The Corporation and the Lenders acknowledge and agree that the Royalty and the Second Royalty shall continue to be paid on behalf of the Corporation (or by the Corporation if the Corporation no longer uses a Fulfillment Corporation for whatever reason) for so long as DVD Units are sold to United States and Canadian Sources, and if the Corporation sells all or substantially all of its assets or merges or otherwise combines with another entity (the "Acquiring Entity"), as a condition to the closing of such transaction, the Corporation will cause such Acquiring Entity to acknowledge its continuing obligation hereunder. The Corporation acknowledges that notwithstanding the fact that the Existing Principal Amount and any and all amounts of accrued and unpaid Interest shall be paid in full under the Debentures, the Debentures shall remain in full force and effect solely to evidence the obligation upon the Corporation (or any successor to the Corporation (by merger or otherwise) to pay or cause the Royalty and the Second Royalty to be paid under the First Addendum and hereunder and to set forth the terms and conditions associated with such Royalty and Second Royalty payment obligation.

          (4) The Corporation and the Lenders acknowledge and agree that any change in the business plan (the "Business Plan") of the Corporation or any successor of the Corporation (which Business Plan currently anticipates direct market sales of the DVD Units following completion of the Production) or any sale of material assets of the Corporation or any merger or other combination involving the Corporation shall require the consent of a majority (based upon the then Existing Principal Amount under the Debentures which gave rise to the Facility Proceeds) of the Debentures.

     4. Security. As security for the payment of the Second Royalty, the Corporation and the Lenders acknowledge and agree that the security provided by the Corporation under the Debentures and under the First Addendum shall also secure payment of the Second Royalty in accordance with the terms hereof.

     5.   Modification of Paragraph 2.  Paragraph 2 of the
Debentures is hereby amended by deleting the proviso at the end of subsection (b), and inserting the following:

     "provided that, in no event shall the aggregate of all Production Advances under all Debentures exceed US$ 3,850,000 (the "Production Limit")."

     6.   Modification of Paragraph 4.   Paragraph 4 of the
Debenture is deleted in its entirety and is replaced by the following:

     "This Debenture is one of a series of debentures to be issued by the Corporation in connection with a bridge production financing facility (the "Production Facility") in an aggregate principal amount of up to Five Million Five Hundred Thousand United States Dollars (US$5,500,000.00). In that regard, Corporation has, on the Effective Date concluded debentures for a portion of the Production Facility in an amount of Four Million United States Dollars (US$4,000,000.00) (the "Initial Funding"). Subsequent to the conclusion of the Initial Funding, the Corporation shall be entitled, on or before March 31, 2003, to execute debentures (the "Subsequent Funding Debentures") on terms substantially the same as the terms of the Initial Funding Debentures for the remaining One Million Five Hundred Thousand United States Dollars (US$1,500,000.00) of the Production Facility (the "Subsequent Funding"). The aggregate of the Maximum Principal Amount under the Initial Funding Debentures and under the Subsequent Funding Debentures shall be collectively referred to herein as the "Facility Proceeds".

     7. Modification of Paragraph 6.(j). Paragraph 6.(j) of the Debenture as modified by the First Addendum is deleted in its entirety and is replaced by the following:

     "The Corporation shall not execute any contract or agreement that would obligate the Corporation to pay from proceeds received by it from the direct market sale price of the DVD Units from United States and Canadian sources any amount in excess of US$35.50, unless such obligation is approved by the holders of a majority (based upon the then Existing Principal Amount under the Debentures which gave rise to the Facility Proceeds) of the Debentures."

     8.   Modification of Paragraph 7. (b).   Paragraph 7. (b) of
the Debenture is deleted in its entirety and is replaced by the following:

     "The Corporation agrees that it will cause, by an irrevocable instruction in the form attached hereto as Exhibit 7.(b), each Fulfillment Corporation utilized by the Corporation in connection with sales of the DVD Units from United States and Canadian sources to segregate a portion of the proceeds derived from the sale of each DVD Unit from United States and Canadian sources (the "Unit Retained Portion") in the amount of Sixteen United States Dollars (US$16.00), or, in the event that proceeds of any such sale are in Canadian Dollars (the "Canadian Unit Retained Portion"), then the Canadian Unit Retained Portion shall be an amount of Canadian Dollars equal to US$16.00, and the Fulfillment Corporation shall be obligated to cause the Canadian Unit Retained Portion to be converted into US$16.00, and to pay Lender therefrom Lender's Pro Rata Portion thereof (each such payment to Lender of Lender's Pro Rata Portion of the Unit Retained Portion being defined as a "Fulfillment Payment"). The Corporation, further, agrees that sales of DVD Unit from United States and Canadian sources undertaken by the Fulfillment Corporations shall account for ninety five percent (95%) of sales of the DVD Units from United States and Canadian sources at all times when any Existing Principal Amount remains outstanding. The Corporation shall cause each Fulfillment Corporation so utilized by the Corporation to commence such Fulfillment Payments not later than the tenth day of the month commencing with the first month after receipt by each such Fulfillment Corporation of any proceeds derived from the sale of any DVD Unit from United States and Canadian sources, and such Fulfillment Payments shall continue to be made on the tenth day of each subsequent month thereafter until the earlier to occur of: (i) the payment in full of the Principal Amount outstanding hereunder and all accrued and unpaid Interest due hereunder; or (ii) the time that such Fulfillment Corporation no longer derives any proceeds from the sale any DVD Unit from United States and Canadian sources. Each Fulfillment Payment shall be applied in the following order of priority:

      (1) first, toward any amounts of accrued Interest due hereunder;

      (2)       next, toward the Existing Principal Amount."

     9.   Agreement of the Lenders.

      (a) Each Lender acknowledges and agrees that any action to be taken under the Debentures, as modified by the First Addendum and this Second Addendum shall be determined by the holders of a majority (based upon the then Existing Principal Amount under the Debentures which gave rise to the Facility Proceeds) of the Debentures. Each Lender agrees that any action so determined to be undertaken by the majority may be implemented by Red Brook and that Red Brook may execute any and all documents on behalf of such Lenders in connection with such actions, including but not limited to documents relating to the RBC Facility. In that regard, the Group A Lenders and Stanley Nashen hereby grant their respective power-of-attorney, with full power of substitution, to Red Brook for such limited purposes. Additionally, the Lenders acknowledge that Red Brook is an affiliate of the RBC Guarantor, Elly Reisman, and that the Lenders will be subordinating their security interests to the RBC Guarantor in connection with the RBC Facility. The Lenders also acknowledge that pursuant to the foregoing, Red Brook has engaged in good faith negotiations with the Corporation in connection with the First Addendum and this Second Addendum on behalf of all of the Lenders and the Lenders hereby waive any and all claims against Red Brook that such Lender may have in connection with such negotiations, the First Addendum and this Second Addendum.

      (b) The Corporation and the Lenders agree that the Maturity
Date for all of the Debentures, including the Second Red Brook
Debenture, shall be December 24, 2004.

      (c) The Corporation and the Lenders agree that should the Corporation or any successor thereto make any change in the Business Plan, undertake any sale of material assets of the Corporation or engage in any merger or other combination involving the Corporation without the consent of a majority (based upon the then Existing Principal Amount under the Debentures which gave rise to the Facility Proceeds) of the Debentures such action shall be a Default under the Debentures.

     10.  Conflict; Ratification.   The Corporation and the Lenders
acknowledge and agree that the Debentures as modified by the First Addendum are in full force and effect and binding upon the Corporation and the Lenders according to the terms thereof without modification, except as specifically modified by this Second Addendum. Except as specifically modified hereby, all covenants, terms, obligations and conditions of the Debentures as modified by the First Addendum are hereby ratified and confirmed. In the event of a conflict between this Second Addendum and the Debentures as modified by First Addendum, then this Second Addendum shall control.

     11.  Execution.   This Second Addendum may be executed in two
or more counterparts and shall be deemed to be fully executed when the Corporation and each of Red Brook and the Lenders has signed at least one copy hereof. A faxed copy of this Addendum bearing the signature of a party shall be deemed acceptable for purposes of execution hereof; provided, however, that each party shall promptly provide each other party with an originally executed copy.

                  (Signatures Appear On Next Pages)

     IN WITNESS WHEREOF, the parties hereto have executed this Second Addendum effective on and as of the Second Modification Date.


                     Visual Bible International, Inc.



                     By: _______________________________
                                           Harold Kramer, Executive
                                           Vice President and Chief
                                           Financial Officer



     The terms and conditions of this Second Addendum relating to The Book of John, Inc. are acknowledged and agreed to effective on and as of the Second Modification Date.


                     The Book of John, Inc.



                     By: _______________________________
                                           Harold Kramer, Executive
                                           Vice President
             (Lender Counterpart Signature Page Follows)
                  COUNTERPART LENDER SIGNATURE PAGE


     IN WITNESS WHEREOF, the parties hereto have executed this Second Addendum effective on and as of the Second Modification Date.



                     Lender:



                     ___________________________________
                     (Name of Lender)



                     ___________________________________
                     (Signature)



                     ___________________________________
                     (Title, if applicable)